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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 4, 1996


                           BENTON OIL AND GAS COMPANY
             (Exact name of registrant as specified in its charter)

   Delaware                          1-10762                    77-0196707
(State or other                    (Commission                (IRS Employer
jurisdiction of                    File Number)             Identification No.)
incorporation)

                         1145 Eugenia Place, Suite 200
                         Carpinteria, California 93013
            (Address of principal executive offices, with zip code)

       Registrant's telephone number, including area code: (805) 566-5600


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On December 4, 1996, CEC Acquisition Company, a wholly-owned subsidiary of Benton Oil and Gas Company ("Benton"), merged with and into Crestone Energy Corporation ("Crestone") pursuant to an Agreement and Plan of Merger ("Merger Agreement") dated as of September 20, 1996 by and among Benton, CEC Acquisition Company and Crestone. Pursuant to the terms of the Merger Agreement, each outstanding share of Crestone common stock is converted into the right to receive 0.1429 shares of Benton common stock. In connection with the merger, Benton will issue an aggregate of 628,142 shares of its common stock and up to an additional 107,571 shares upon exercise of outstanding stock options.

     The terms of the merger, including the aggregate purchase price, form of consideration and share conversion ratio was the result of arms-length negotiations between the parties. Prior to this transaction, there has been no material relationship between Benton and Crestone, its affiliates, any officer or director of Benton or any of their affiliates.

     In connection with the merger, Benton acquired all of the equipment and other physical property of Crestone used in Crestone's oil and gas business. Benton intends to continue to use the assets acquired in this merger in the manner utilized by Crestone prior to the merger.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial Statement of Businesses Acquired.

         None

(b)      Pro Forma Financial Information.

         None.

(c)      Exhibits.

         2.1 Agreement and Plan of Merger dated as of September 20, 1996 by and among the Company, CEC Acquisition Company and Crestone Energy Corporation (incorporated by reference to
                  Exhibit 2.1 to the Company's Registration Statement on Form S-4, Registration No. 333-14291).


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 4th day of December, 1996.

                                     BENTON OIL AND GAS COMPANY

                                     By: /s/ A.E. BENTON
                                         --------------------------------------
                                         A.E. Benton, Chairman of the Board and
                                         Chief Executive Officer